Exhibit 99.1

Inventure Foods Reports Third Quarter 2017 Financial Results

PHOENIX, November 7, 2017 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the third quarter and nine months ended September 30, 2017.

On March 23, 2017, the Company sold certain assets, properties and rights related to the frozen vegetables business primarily sold under the Fresh Frozen brand (the “Fresh Frozen Business”) which was part of the Company’s frozen products segment.  On September 22, 2017, the Company sold the remaining frozen products segment, which included the sale of certain assets, properties and rights related to the frozen fruits, vegetable blends and beverages, and frozen desserts business (the “Frozen Fruit Business”) of the Company.  Accordingly, the results of operations for the Frozen Fruit Business and the Fresh Frozen Business have been classified as discontinued operations for all periods presented.  Results from continuing operations consist of the Company’s snack products segment and corporate expenses.  The assets and liabilities that were included in the sale of the Fresh Frozen Business and Frozen Fruit Business have been presented as held for sale as of December 31, 2016.

Third Quarter 2017 Highlights:

•                  Consolidated net revenues from continuing operations decreased 4.1% to $27.4 million

•                  Gross profit from continuing operations as a percentage of net revenues decreased 500 basis points to 12.7%

•                  Net loss from continuing operations was $5.5 million, or a loss of $0.28 per share

•                  EBITDA* and adjusted EBITDA* from continuing operations was loss of $2.9 million and $2.1 million, respectively

(All comparisons above are to the third quarter of fiscal 2016)

“We continued to execute on our strategic initiatives, however, our consolidated financial results reflect a higher fixed cost structure that supported both our snack and frozen businesses prior to the completion of our sale of the Frozen Fruit Business late in the third quarter,” stated Terry McDaniel, Chief Executive Officer of Inventure Foods.  “Our better-for-you private label snacks generated strong growth and an increase in distribution and velocity across key sales channels for our Boulder Canyon brand was offset by a shift in the timing of retail partner promotions and club channel rotations that did not recur in the third quarter this year.”

Mr. McDaniel concluded, “As we move forward, we remain excited about the future pending combination of Inventure Foods and Utz, as we work diligently towards a targeted closing by the end of the fourth quarter of 2017.”

Third Quarter Fiscal 2017

Continuing Operations

Consolidated net revenues from continuing operations decreased 4.1% to $27.4 million, compared to $28.6 million in the third quarter of the prior year, primarily as a result of a decline in Boulder Canyon branded snacks due to timing of rotations in the club channel, partially offset by an increase in private label sales driven by new distribution.

Gross profit from continuing operations was $3.5 million, compared to $5.1 million in the third quarter of 2016 and as a percentage of net revenues decreased 500 basis points to 12.7%, compared to 17.7% in the prior year period.  This decrease in gross margin from continuing operations was primarily due to product mix as a result of the increase in sales of lower margin private label products.

Selling, general and administrative (“SG&A”) expenses from continuing operations were $7.1 million, an increase of $0.4 million compared to the prior year period. SG&A expenses as a percentage of net revenues increased to 25.9%, compared to 23.5% in the third quarter of 2016. Adjusted SG&A expenses* from continuing operations decreased $0.3 million and as a percentage of net revenues improved to 23.2%, compared to 23.5% in the third quarter of 2016 as a result of managing sales and marketing expenses.  Adjusted SG&A expenses exclude a $0.7 million of professional fees associated with the strategic review.

Interest expense from continuing operations was $1.8 million for the third quarter of 2017, an increase of $0.4 million, compared to $1.4 million in the prior year period as a result of higher interest rates.

The third quarter of 2017 EBITDA from continuing operations* was a loss of $2.9 million and includes $0.7 million related to professional fees associated with the strategic review. Adjusted EBITDA from continuing operations* for the third quarter of 2017 was a loss of $2.1 million compared to adjusted EBITDA of $0.8 million for the third quarter of 2016.

Net loss from continuing operations was $5.5 million, or a loss of $0.28 per share, for the third quarter of 2017, compared to net loss of $1.7 million, or a loss of $0.09 per share, for the prior year period. Adjusted net loss from continuing operations* was $4.7 million, or an adjusted diluted loss of $0.24 per share*, for the third quarter of 2017, compared to adjusted net loss of $1.7 million, or an adjusted diluted loss of $0.09 per share, for the third quarter of 2016.

Discontinued Operations

Discontinued operations represent the operations of the Frozen Fruit Business, which was sold on September 22, 2017, and the Fresh Frozen Business, which was sold on March 23, 2017.  Discontinued operations also represents substantially all of the Company’s frozen products segment. Net revenues included in discontinued operations decreased 46.7% to $20.2 million, compared to $37.9 million in the third quarter of the prior year, primarily as a result of the sale of the Fresh Frozen Business in the first quarter of 2017, along with the Frozen Fruit Business sale during the third quarter and reduced distribution of private label and industrial fruit sales.

Gross profit included in discontinued operations was $3.1 million, compared to $2.9 million in the third quarter of 2016 and as a percentage of net revenues increased 760 basis points to 15.2%, compared to 7.6% in the prior year period.  The significant improvement in the gross margin was driven by a reduction in purchases of higher priced frozen berries.

Net loss from discontinued operations was $19.9 million, or a loss of $1.00 per share, for the third quarter of 2017, compared to net loss of $0.8 million, or a loss of $0.04 per share, for the prior year period.

Year-to-Date Fiscal 2017

Continuing Operations

Consolidated net revenues from continuing operations increased 4.1% to $84.2 million for the nine months ended September 30, 2017, compared to $81.0 million in the prior year period, primarily as a result of a strong increase in private label sales partially offset by reduced license brand sales.

For the nine months ended September 30, 2017, gross profit from continuing operations was $13.8 million, compared to $15.0 million in the prior year period and as a percentage of net revenues decreased 220 basis points to 16.3%, compared to 18.5% in the prior year period. This decrease in gross margin was primarily due to product mix as a result of the increase in sales of lower margin private label products and reductions in inventory standard costs that occurred in the first quarter of 2017.

EBITDA from continuing operations* for the nine months ended September 30, 2017 was a loss of $4.1 million and includes $1.8 million related to professional fees associated with the strategic review and a gain of $ 1.2 million related to an escrow settlement. Adjusted EBITDA from continuing operations* for the nine months ended September 30, 2017 was a loss of $3.5 million, compared to adjusted EBITDA of $1.4 million for the prior year period

Discontinued Operations

Net revenues included in discontinued operations for the nine months ended September 30, 2017 decreased 41.4% to $73.1 million, compared to $124.7 million in the prior year period, primarily as a result of the sale of the Fresh Frozen Business in the first quarter of 2017 along with the sales of the Frozen Fruit Business during the third quarter of 2017, as well as reduced distribution of private label and industrial fruit sales.

Gross profit included in discontinued operations for the nine months ended September 30, 2017 was $11.6 million, compared to $12.0 million in the prior year period and as a percentage of net revenues increased 610 basis points to 15.8%, compared to 9.7% in the prior year period.  The significant improvement in the gross margin was driven by a reduction in purchases of higher priced frozen berries.

Discontinued operations generated a net loss of $28.8 million for the nine months ended September 30, 2017, compared to net income of $1.1 million for the prior year period.  The nine months ended September 30, 2017 includes a loss on the sale of the Frozen Fruit Business of $22.5 million and a loss on the sale of the Fresh Frozen Business of $10.3 million.

Definitive Merger Agreement, Limited Waiver and Bank Amendment

On October 25, 2017, Inventure Foods and Utz Quality Foods, LLC (“Parent”), the largest privately held and family managed branded salty snack manufacturer and marketer in the United States, announced that they entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Parent has agreed to make, through its indirect wholly-owned subsidiary, Heron Sub, Inc., a cash tender offer (the “Offer”) to purchase any and all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Shares”), at a purchase price of $4.00 per Share. The Offer will initially remain open for twenty (20) business days from the date of commencement of the Offer.

The transaction, which was unanimously approved by the boards of directors of both Inventure Foods and Parent, is subject to the tender of more than 50% of the fully diluted shares of the Company’s common stock, the receipt of certain regulatory approvals and other customary closing conditions. The transaction is not subject to a financing contingency and is expected to close by the end of the fourth quarter of 2017.

In addition, as a result of this transaction, BSP Agency, LLC and the other lenders have agreed to further extend the temporary waivers under the Credit Agreement (the “Credit Agreement”) from October 31, 2017 to January 15, 2018, and have agreed to provide the Company $5 million of additional financing, which will be used for paying interest on outstanding indebtedness under the Credit Agreement and payment of trade payables in the ordinary course of business, subject to certain restrictions.

As previously announced, in connection with the proposed transaction, the Company will not be holding an earnings conference call.

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms from continuing operations: Adjusted SG&A expenses, EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted diluted earnings per share to the most comparable GAAP financial measures.

About Inventure Foods

With manufacturing facilities in Arizona and Indiana, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact
Katie Turner, ICR (646) 277-1200

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to execute on its strategic initiatives and statements regarding the proposed transaction between Inventure Foods and Parent, the expected timetable for completing the transaction, strategic and other potential benefits of the transaction, and other statements about Inventure Foods or Parent’s future expectations, beliefs, goals, plans or prospects. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, ability to execute strategic initiatives, ability to continue as a going concern, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation,  product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

Additional Information

The Offer has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of the Company. The solicitation and the offer to buy Shares will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent, intends to file with the Securities and Exchange Commission (the “SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. The Company and Parent intend to mail these documents to the Company’s stockholders. In addition, once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the Offer and the Merger free of charge at the SEC’s website at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at www.inventurefoods.com. Investors are advised to read these documents when they become available, including the Solicitation/Recommendation Statement of the Company and any amendments thereto, as well as any other documents relating to the Offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decision with respect to the Offer because they contain important information, including the terms and conditions of the Offer.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Net revenues	$27,428	$28,587	$84,248	$80,956
Cost of revenues	23,951	23,534	70,493	65,988
Gross profit	3,477	5,053	13,755	14,968
Operating expenses:
Selling, general & administrative expenses	7,100	6,706	20,156	18,678
Operating loss	(3,623)	(1,653)	(6,401)	(3,710)
Non-operating expense:
Interest expense	1,839	1,376	5,221	4,010
Loss from continuing operations	(5,462)	(3,029)	(11,622)	(7,720)
Income tax expense (benefit)	10	(1,298)	31	(2,783)
Net Loss from continuing operations	(5,472)	(1,731)	(11,653)	(4,937)
Net income (loss) from discontinued operations	(19,900)	(833)	(28,775)	1,077
Net loss	$(25,372)	$(2,564)	$(40,428)	$(3,860)

Income (loss) per common share:

Basic loss from continuing operations	$(0.28)	$(0.09)	$(0.59)	$(0.25)
Basic income (loss) from discontinued operations	$(1.00)	$(0.04)	$(1.46)	$0.05
Basic loss per share	$(1.28)	$(0.13)	$(2.05)	$(0.20)

Diluted loss from continuing operations	$(0.28)	$(0.09)	$(0.59)	$(0.25)
Diluted income(loss) from discontinued operations	$(1.00)	$(0.04)	$(1.46)	$0.05
Diluted loss per share	$(1.28)	$(0.13)	$(2.05)	$(0.20)

Weighted average number of common shares:
Basic	19,790	19,671	19,735	19,634
Diluted	19,790	19,671	19,735	19,634

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$2,159	$776
Accounts receivable, net allowance	8,834	8,941
Inventories	13,608	13,398
Other current assets	4,712	2,578
Current assets held for sale	—	66,821
Total current assets	29,313	92,514

Property and equipment, net	32,352	34,367
Goodwill	5,986	5,986
Trademarks	896	896
Other assets	797	785
Noncurrent assets held for sale	—	46,932
Total assets	$69,344	$181,480

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$16,720	$18,725
Accrued liabilities	4,596	6,190
Line of credit	—	32,761
Current portion of term debt	60,608	79,883
Current liabilities held for sale	—	16,576
Total current liabilities	81,924	154,135

Deferred income tax liability	1,959	1,376
Other liabilities	810	759
Noncurrent liabilities held for sale	—	1,521
Total liabilities	84,693	157,791

Shareholders’ equity:
Common stock	202	200
Additional paid-in capital	37,109	35,721
Accumulated deficit	(52,189)	(11,761)
	(14,878)	24,160

Less: treasury stock	(471)	(471)
Total shareholders’ equity	(15,349)	23,689
Total liabilities and shareholders’ equity	$69,344	$181,480

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company presents certain non-GAAP measures in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  The Company presents EBITDA from continuing operations and adjusted EBITDA from continuing operations because it believes they provide useful information regarding the Company’s ability to meet its future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of the Company’s financial condition.  The Company also presents adjusted net loss from continuing operations, adjusted diluted loss from continuing operations per share, and adjusted SG&A expenses because it believes they provide useful information regarding the Company’s normal operating results and allow for better comparability with current period operating results.  These non-GAAP measures are intended to provide additional information only and have certain inherent limitations as analytical tools and should not be used in isolation or as a substitute for results reported under GAAP.  Further, non-GAAP measures may not be comparable to similarly titled measures used by other companies.  Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided below.

INVENTURE FOODS, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(in thousands)

(unaudited)

EBITDA from continuing operations is defined as net income (loss) from continuing operations with interest expense, income taxes, depreciation and amortization added back. EBITDA from continuing operations for the fiscal quarter and nine months ended September 30, 2017 were further adjusted for professional fees associated with the strategic review and to exclude the gain on escrow settlement.  These adjustments were made since they are not related to our core business, to arrive at adjusted EBITDA from continuing operations. The GAAP financial measure that is most directly comparable to EBITDA from continuing operations is net cash provided by operating activities.

	Quarter Ended		Nine Months Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Reconciliation — EBITDA from continuing operations:
Reported net loss from continuing operations	$(5,472)	$(1,731)	$(11,653)	$(4,937)
Add back: Interest	1,839	1,376	5,221	4,010
Add back: Income tax expense(benefit)	10	(1,298)	31	(2,783)
Add back: Depreciation	773	820	2,340	2,351
Add back: Amortization of intangible assets	—	—	—	—
EBITDA from continuing operations	(2,850)	(833)	(4,061)	(1,359)
Adjustments:
Add: Strategic review professional fees	745	—	1,797	—
Less: Gain on escrow settlement	—	—	(1,236)	—
Adjusted EBITDA from continuing operations	$(2,105)	$(833)	$(3,500)	$(1,359)

Adjusted net loss from continuing operations and adjusted diluted loss from continuing operations per share for the fiscal quarter and nine months ended September 30, 2017 were further adjusted for professional fees associated with the strategic review and to exclude the gain on escrow settlement. These adjustments were made in order to make a more meaningful comparison of our fiscal 2017 operating performance.  A reconciliation of adjusted net loss from continuing operations to net loss from continuing operations is as follows (in thousands):

	Quarter Ended		Nine Months Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Reported net loss from continuing operations	$(5,472)	$(1,731)	$(11,653)	$(4,937)
Add: Strategic review professional fees, net of tax	747	—	1,802	—
Less: Gain on escrow settlement, net of tax	—	—	(1,236)	—
Adjusted net loss from continuing operations	$(4,725)	$(1,731)	$(11,087)	$(4,937)
Adjusted diluted loss from continuing operations per share	$(0.24)	$(0.09)	$(0.56)	$(0.25)

Selling, general and administrative expenses for the fiscal quarter and nine months ended September 30, 2017 were adjusted for professional fees associated with the strategic review and to exclude the gain on escrow settlement.  A reconciliation of reported SG&A expenses to adjusted SG&A expenses is as follows (in thousands):

	Quarter Ended		Nine Months Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Selling, general and administrative expenses as reported	$7,100	$6,706	$20,156	$18,678
Less: Strategic review professional fees	(745)	—	(1,797)	—
Add: Gain on escrow settlement, net of tax	—	—	1,236	—
Adjusted selling, general and administrative expenses	$6,355	$6,706	$19,595	$18,678